As filed with the Securities and Exchange Commission on March 3, 2026

Registration No. 333-234448

Registration No. 333-237487

Registration No. 333-254127

Registration No. 333-263426

Registration No. 333-270523

Registration No. 333-277736

Registration No. 333-285588

Registration No. 333-288169

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-234448

FORM S-8 REGISTRATION STATEMENT NO. 333-237487

FORM S-8 REGISTRATION STATEMENT NO. 333-254127

FORM S-8 REGISTRATION STATEMENT NO. 333-263426

FORM S-8 REGISTRATION STATEMENT NO. 333-270523

FORM S-8 REGISTRATION STATEMENT NO. 333-277736

FORM S-8 REGISTRATION STATEMENT NO. 333-285588

FORM S-8 REGISTRATION STATEMENT NO. 333-288169

UNDER

THE SECURITIES ACT OF 1933

RAPT Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-3313701
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

561 Eccles Avenue South San Francisco, California	94080
(Address of Principal Executive Office)	(Zip Code of Principal Executive Office)

RAPT Therapeutics, Inc. 2015 Stock Plan

RAPT Therapeutics, Inc. 2019 Equity Incentive Plan

RAPT Therapeutics, Inc. 2025 Equity Incentive Plan

RAPT Therapeutics, Inc. Amended and Restated 2019 Employee Stock Purchase Plan

RAPT Therapeutics, Inc. Inducement Plan

(Full titles of the plans)

Justin Huang

President and Secretary

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, California 94080

(Name and address of agent for service)

(650) 489-9000

(Telephone number, including area code, of agent for service)

With copies to:

George Karafotias

Beth Troy

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-4000

(Name, address, and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On March 3, 2026, pursuant to that certain Agreement and Plan of Merger, dated as of January 19, 2026 (the “Merger Agreement”), by and among RAPT Therapeutics, Inc., a Delaware corporation (the “Company” or the “Registrant”), GlaxoSmithKline LLC, a Delaware limited liability company (“Parent”), Redrose Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes set forth in the Merger Agreement, GSK plc, a public limited company organized under the laws of England and Wales, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent.

In connection with and as a result of the Merger, all outstanding equity awards under the Company’s equity compensation plans, including under certain of the RAPT Therapeutics, Inc. 2015 Stock Plan, the RAPT Therapeutics, Inc. 2019 Equity Incentive Plan, the RAPT Therapeutics, Inc. 2025 Equity Incentive Plan, the RAPT Therapeutics, Inc. Amended and Restated 2019 Employee Stock Purchase Plan, and the RAPT Therapeutics, Inc. Inducement Plan (collectively, the “Plans”), were canceled and converted into the right to receive cash consideration in accordance with the terms of the Merger Agreement. No shares of common stock of the Company will be issued under the Plans following the Merger.

The Registrant previously filed Registration Statements on Form S-8 (File Nos. 333-234448, 333-237487, 333-254127, 333-263426, 333-270523, 333-277736, 333-285588, and 333-288169) (collectively, the “Registration Statements”) with the Securities and Exchange Commission to register shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable under the Plans.

The Registrant is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to the Registration Statements to deregister all shares of Common Stock that remain unissued under the Registration Statements as of the date hereof. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all of the securities that remain unsold under each Registration Statement as of the date hereof, if any. Each Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Collegeville, State of Pennsylvania on March 3, 2026.

RAPT Therapeutics, Inc.

By:	/s/ Justin Huang
Name: Justin Huang
Title: President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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